CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 1, 2012 relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appears in Checkpoint Systems, Inc.'s Annual Report on Form 10-K for the year ended December 25, 2011.

PricewaterhouseCoopers LLP
Philadelphia, PA
August 21, 2012